Exhibit 4.4

FUNDCORE INSTITUTIONAL INCOME TRUST, INC.

Share Repurchase Program

As Adopted by Board of Directors, October 4, 2010

Definitions

Advisor – Shall mean FundCore Advisor LLC.

Company – Shall mean FundCore Institutional Income Trust Inc. The Company may be referred to as “we” or “our” within the context of this document.

Share Repurchase Program

For stockholders (including, in the case of accounts or trusts for which the investor is acting in a fiduciary capacity, each beneficial owner of such accounts or trusts) who have purchased shares from us or received their shares through a non-cash transaction, not in the secondary market, or through our distribution reinvestment plan and have held shares of our common stock for a minimum of one year, our share repurchase program may provide a limited opportunity for the stockholder to have all or a portion of his or her shares of common stock repurchased, subject to certain restrictions and limitations, at a price equal to the NAV per share; provided, however, that during the offering period (including if we extend the offering period) shares will be repurchased at a price per share equal to $10.00. At that time, we may, subject to the conditions and limitations described below, repurchase the shares of our common stock presented for repurchase for cash to the extent that we have sufficient funds available to fund such repurchase. There is no fee in connection with a repurchase of shares of our common stock.

In the event that a stockholder requests repurchase of all of his or her shares of our common stock, shares of our common stock purchased pursuant to our distribution reinvestment plan may be excluded from the foregoing one-year holding period requirement, in the discretion of the board of directors. If the stockholder has made more than one purchase of our common stock (other than through our distribution reinvestment plan), the one-year holding period will be calculated separately with respect to each such purchase. In addition, the one-year holding period will not apply in the event of the death of a stockholder. Our board of directors also reserves the right in its sole discretion at any time and from time to time to (a) waive the one-year holding period in the event of the disability (as such term is defined in the Internal Revenue Code) of a stockholder, (b) waive either of the Repurchase Caps (defined below) in the event of the death or disability (as such term is defined in the Internal Revenue Code) of a stockholder, (c) reject any request for repurchase for any reason, or (d) reduce the number of shares of our common stock allowed to be repurchased under the share repurchase program. Any shares repurchased in excess of the Quarterly Repurchase Cap (as defined below) as a result of the death or disability of a stockholder will be included in calculating the following quarter’s repurchase limitations. A stockholder’s request for repurchase in reliance on any of the waivers that may be granted in the event of the death or disability of a stockholder must be submitted within 18 months of the death of the stockholder or commencement of the stockholder’s qualifying disability.

We will repurchase shares of common stock under our repurchase program at a per-share price equal to our NAV per share as of the Applicable Quarter End (defined below), which will never be greater than the then-current NAV per share offering price of shares of our common stock sold in the primary offering and pursuant to the distribution reinvestment plan as of the Applicable Quarter End (defined below); provided, however, that during the offering period (including if we extend the offering period) shares will be repurchased at a price per share equal to $10.00.

We presently intend to limit the number of shares to be repurchased during any calendar quarter to the “Quarterly Repurchase Cap” which will equal the lesser of: (i) 1/4th of five percent of the number of shares of common stock outstanding measured as of the same date in the prior calendar year and (ii) the aggregate number of shares sold pursuant to our distribution reinvestment plan in the immediately preceding three months, which may be less than the Aggregate Repurchase Cap described below. Our board of directors retains the right, but is not obligated to, repurchase additional shares in any calendar quarter if, in its sole discretion, it determines that it is advisable to do so, provided that we will not repurchase in excess of 5% of the shares outstanding, measured as of the same date in the prior calendar year (referred to herein as the “Aggregate Repurchase Cap” and together with the Quarterly Repurchase Cap, the “Repurchase Caps”). Although we presently intend to repurchase shares pursuant to the above-referenced methodology, to the extent that the aggregate proceeds received from the sale of shares pursuant to our distribution reinvestment plan in any quarter are not sufficient to fund repurchase requests, our board of directors may, in its sole discretion, choose to use other sources of funds to repurchase shares of our common stock, up to the Aggregate Repurchase Cap. Such sources of funds could include cash on hand, cash available from borrowings, cash from the sale of shares pursuant to our distribution reinvestment plan in other quarters, and cash from liquidations of securities investments, to the extent that such funds are not otherwise dedicated to a particular use, such as working capital, cash distributions to stockholders, or debt-related or other investments. Our board of directors has no obligation to use other sources of funds to repurchase shares of our common stock in any circumstances.

We intend to repurchase shares of our common stock quarterly under the program. However, we are not obligated to repurchase shares of our common stock under the share repurchase program. The board of directors may, in its sole discretion, amend, suspend, or terminate the share repurchase program at any time if it determines that the funds available to fund the share repurchase program are needed for other business or operational purposes or that amendment, suspension or termination of the share repurchase program is in our best interest. We will also terminate the share repurchase program if a secondary market were to develop in our shares of common stock. If the board of directors decides to amend, suspend or terminate the share repurchase program, we will provide stockholders with no less than 30 days’ prior written notice. During a public offering, we will also include this information in a prospectus supplement or post-effective amendment to the registration statement, as then required under the federal securities laws. Therefore, a stockholder may not have the opportunity to make a repurchase request prior to any potential amendment, suspension or termination of our share repurchase program.

All requests for repurchase must be made in writing and received by us at least 15 days prior to the end of the applicable quarter (the “Applicable Quarter End”). During the offering period (including any extension of the offering period), when we will repurchase shares at a price per share equal to $10.00, stockholders may withdraw their repurchase request by submitting a request in writing that is received by us at any time up to three business days prior to the end of the Applicable Quarter End. After the offering period, stockholders may withdraw their repurchase request by submitting a request in writing that is received by us at any time up to three business days after we file with the SEC a prospectus supplement disclosing the monthly calculation of our NAV per share for the Applicable Quarter End. We cannot guarantee that the funds set aside for the share repurchase program will be sufficient to accommodate all requests made in any quarter. In the event that we do not have sufficient funds available to repurchase all of the shares of our common stock for which repurchase requests have been submitted in any quarter, or the total amount of shares requested for repurchase exceed a Repurchase Cap, we plan to repurchase the shares of our common stock on a pro-rata basis. In addition, we will repurchase shares of our common stock in full that are presented for repurchase in connection with the death and, if approved by the board of directors in its sole discretion, disability of a stockholder, regardless of whether we repurchase all other shares on a pro-rata basis.

We will determine whether to approve repurchase requests no later than 15 days following the Applicable Quarter End, which we refer to as the “Repurchase Determination Date.” No later than three business days following the Repurchase Determination Date, we will pay the repurchase price in cash for shares approved for repurchase and/or, as necessary, will notify each stockholder in writing if the stockholder’s repurchase request was not honored in whole or in part. If the repurchase request of a stockholder is not honored in whole or in part, the stockholder may instruct us to either (a) deem the repurchase request to be automatically withdrawn for such shares for which repurchase was not approved or (b) retain the repurchase request to be honored when funds are available in subsequent quarters until either fully honored or withdrawn in whole or in part in writing by the stockholder as set forth above. A repurchase request that is treated as automatically withdrawn with respect to shares for which repurchase was not approved or is withdrawn by the stockholder may be resubmitted by such stockholder in a subsequent quarter. We will not retain repurchase requests that are not honored in any particular quarter unless specifically instructed to do so by the stockholder. The repurchase request for such shares of our common stock that was not honored in any quarter will be deemed void and will not affect the rights of the holder of such shares of our common stock, including the right to receive distributions thereon, regardless of whether we retain the repurchase request for consideration in subsequent quarters. If a pro rata repurchase would result in a stockholder owning less than half of the minimum purchase amount required under state law, we would repurchase all of such stockholder’s shares of our common stock. If a pro rata repurchase would result in a stockholder owning less than the minimum amount required under state law but at least half of such amount, we would not repurchase any shares of our common stock that would take the stockholder’s holdings below the minimum threshold.

Shares of our common stock approved for repurchase on the Repurchase Determination Date will be deemed repurchased by us under the share repurchase program effective as of the Applicable Quarter End and will return to the status of authorized but unissued shares of common stock. We will not resell such shares of common stock to the public unless they are first registered with the SEC under the Securities Act and under appropriate state securities laws or otherwise sold in compliance with such laws.

The federal income tax treatment of stockholders whose shares of common stock are repurchased by us under the share repurchase program will depend on whether our repurchase is treated as a payment in exchange for the shares of common stock or a distribution. A repurchase normally will be treated as an exchange if the repurchase results in a complete termination of the stockholder’s interest in our company, qualifies as “substantially disproportionate” with respect to the stockholder or is treated as “not essentially equivalent to a dividend” with respect to the stockholder. In order for the repurchase to be substantially disproportionate, the percentage of our voting shares of common stock considered owned by the stockholder immediately after the repurchase must be less than 80 percent of the percentage of our voting shares of common stock considered owned by the stockholder immediately before the repurchase. In order for the repurchase to be treated as not essentially equivalent to a dividend with respect to the stockholder, the repurchase must result in a “meaningful reduction” in the stockholder’s interest in our company. The IRS has indicated in a published ruling that, in the case of a small minority holder of a publicly held corporation whose relative stock interest is minimal and who exercises no control over corporate affairs, a reduction in the holder’s proportionate interest in the corporation from .0001118% to .0001081% would constitute a meaningful reduction. In determining whether any of these tests have been met, shares of common stock considered to be owned by the stockholder by reason of applicable constructive ownership rules, as well as the shares of common stock actually owned by the stockholder, normally will be taken into account.

In general, if the repurchase is treated as an exchange, the United States federal income tax treatment of the repurchase under present law will be as described in our prospectus under “U.S. Federal Income Tax Considerations—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Dispositions of Our Stock” in the case of a taxable U.S. stockholder (as defined in our prospectus) and as described in our prospectus under “U.S. Federal Income Tax Considerations—Taxation of Stockholders—Taxation of Foreign Stockholders—Dispositions of Our Stock” in the case of a Non-U.S. stockholder (as defined therein) whose income derived from the investment in shares of our common stock is not effectively connected with the Non-U.S. stockholder’s conduct of a trade or business in the United States. If the repurchase does not qualify as an exchange of shares of common stock, the United States federal income tax treatment of the repurchase under present law generally will be as described in our prospectus under “U.S. Federal Income Tax Considerations—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions” in the case of a taxable U.S. stockholder and as described in our prospectus under “U.S. Federal Income Tax Considerations—Taxation of Stockholders—Taxation of Foreign Stockholders—Ordinary Dividends” in the case of a Non-U.S. stockholder whose income derived from the investment in shares of our common stock is not effectively connected with the Non-U.S. stockholder’s conduct of a trade or business in the United States. However, the tax consequences to the stockholder of participating in our share repurchase program will vary depending upon the stockholder’s particular circumstances, and each stockholder is are urged to consult his or her own tax advisor regarding the specific tax consequences to the stockholder of participation in the share repurchase program.

Our share repurchase program will not continue after the capital return period.